Exhibit 99.3

NEW CENTURY TRS HOLDINGS, INC.

OFFER TO CONVERT

3.50% CONVERTIBLE SENIOR NOTES DUE 2008

(CUSIP NOS. 64352D AA9 and 64352D AB7)

INTO

SHARES OF NEW CENTURY FINANCIAL CORPORATION COMMON STOCK AND CASH

Pursuant to, and subject to the terms and conditions described in, the joint Prospectus of New Century TRS Holdings, Inc. and New Century Financial Corporation, dated November             , 2004

THE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON             , DECEMBER     , 2004 (AS SUCH DATE MAY BE EXTENDED, THE “EXPIRATION DATE”).

November             , 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

New Century TRS Holdings, Inc., a Delaware corporation (“New Century TRS”), is offering to convert all of New Century TRS’s 3.50% Convertible Senior Notes due 2008 (the “Notes”) pursuant to the joint Prospectus of New Century TRS and its parent, New Century Financial Corporation, a Maryland corporation (“New Century Financial”), dated November [            ], 2004 (the “Prospectus”), and the accompanying Letter of Transmittal, which together constitute New Century TRS’s offer (the “Offer”). Tendering holders of the Notes will receive for each $1,000 in principal amount of Notes a total of: (i) 28.7366 shares of New Century Financial common stock, par value $0.01 per share (the “New Century Financial Common Stock”), issuable upon conversion of the Notes in accordance with their terms; (ii) an additional $             payable in shares of New Century Financial Common Stock based upon the average of the closing prices for the eight trading days ending on the second business day preceding the Expiration Date; and (iii) accrued and unpaid interest from July 3, 2004 payable in cash.

The Offer is made on the terms and is subject to the conditions set forth in the Prospectus and the accompanying Letter of Transmittal.

We are asking you to contact your clients for whom you hold Notes. For your use and for forwarding to those clients, we are enclosing copies of the Prospectus, as well as the accompanying Letter of Transmittal for the Notes. We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Lehman Brothers Inc. and Bear, Stearns & Co. Inc. have been appointed Dealer Managers for the Offer. Georgeson Shareholder Communications Inc. has been appointed Information Agent for the Offer. Mellon Investor Services LLC has been appointed Exchange Agent for the Offer. Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or to the Dealer Managers, at their respective addresses and telephone numbers as set forth on the back cover of the Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

NEW CENTURY TRS HOLDINGS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF NEW CENTURY TRS, NEW CENTURY FINANCIAL, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.